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                               EXHIBIT NO. 2 (h)

                      Amendments to Definitive Agreements
                             dated March 31, 1986,
             among EGL Steel Inc., Inland Steel Electrogalvanizing
              Corporation, Pre Finish Metals (E.G.) Incorporated,
               Bethlehem Steel Corporation, Inland Steel Company,
                        Pre Finish Metals Incorporated,
                       and Materials Sciences Corporation
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                           Dated as of March 31, 1986



EGL Steel Inc. and                  Inland Steel Electrogalvanizir
Bethlehem Steel Corporation           Corporation and
701 East Third Street               Inland Steel Company
Bethlehem, Pennsylvania 18015       30 West Monroe Street
                                    Chicago, IL 60603
Pre Finish Metals (E.G.)
  Incorporated and
Pre Finish Metals Incorporated and
Material Sciences Corporation
2300 East Pratt Boulevard
Elk Grove Village, IL 60007

                    Re:  Amendments to Definitive Agreements
                         -----------------------------------

Dear Sirs:

          Reference is made to the Partnership Agreement dated as of August 30, 1986 by and among EGL Steel Inc., Inland Steel Electrogalvanizing Corporation and Pre Finish Metals (E.G.) Incorporated, pursuant to which Walbridge Coatings, an Illinois Partnership was formed, and to the various Definitive Agreements, as amended, referred to therein. All capitalized terms in this letter agreement which are defined in the Appendix to such Definitive Agreements shall have the meaning herein as therein provided.

          At a meeting of representatives of all partners held on March 12, 1986, it was agreed that for commercial reasons it was necessary for the Commissioning Date to occur prior to the closing of the Permanent Financing of the E.G. Facility, and that it was advisable for the Partnership to acquire the Transfer Facility on or about the Commissioning Date, or as soon as practicable thereafter, rather than on the closing of the Permanent Financing, as contemplated by the Definitive Agreements.

          Various changes to the Definitive Agreements and related agreements are advisable in order to reflect this decision. Accordingly, the Partnership and each of the Partners and their respective Parents hereby agree to the following amendments:

Partnership Agreement:
---------------------

          1.   The last paragraph of Section 6.2 is hereby deleted.

          2. The third and fourth paragraphs of Section 6.3 are hereby deleted and replaced with the following:
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March 31, 1986



               "On or about the Commissioning Date, or as soon as practicable thereafter, (a) each Parent shall loan to the Partnership the following funds: Bethlehem: $18,072,772, Inland: $18,072,772 and PFM and MSC (in the aggregate): $22,236,141, (b) the Partnership shall purchase the equipment included in the Transfer Facility from PFM in accordance with Section 15 of the Construction Agreement, as amended, in consideration for the assumption by the Partnership of all obligations of PFM under the OKB Note (other than interest previously accrued) plus the payment to PFM of the total proceeds of the Parent Loans (equal to the estimated completed cost of such equipment less the principal amount of the OKB Note so assumed), provided that PFM
                                                            --------
          shall apply all of such proceeds to (i) the repayment to each Parent of the principal amount of the construction financing furnished by such Parent (excluding, in the case of PFM, the OKB Note), (ii) the repayment of all capitalized interest due each Parent thereon in accordance with the Funding Agreement and the Construction Agreement,
          (iii) an escrow account for the payment of the 10% hold back under the Purchase Agreement and any other construction expenses not yet paid by PFM in form satisfactory to all Partners, and (iv) the balance to the purchase price of the equipment included in the Existing Facility, and
          (c) the Partnership shall enter into a lease and/or sublease with PFM of the real estate included in the Transfer Facility for the period from the Commissioning Date to the end of the initial Term pursuant to
          Section 5.1, in form satisfactory to all Partners (the "Bridge Sublease"). With respect to all periods between the Commissioning Date and the closing of the Permanent Financing each Partner agrees to advance to the Partnership the portion of each payment required to be made by the Partnership under the OKB Note and the Bridge Sublease equal to the Financial Interest of such Partner in the Partnership on or before the date that such payment is due thereunder."

               "The closing of the Permanent Facility will be scheduled for a date as soon as possible thereafter. At such closing, the Bridge Sublease will be replaced by PFM conveying the real estate in the E.G. Addition to the lessor of the PFM Lease, amending the PFM Lease in various ways, including a commitment by such lessor to accept a new mortgage for $11 million, and subleasing the amended lease to the Partnership, all in form reasonably satisfactory to all Partners. At such closing, (a) the Partnership shall apply all of the cash proceeds from the equipment portion of Permanent Financing to the repayment of the Parent Loans, with each Parent receiving an amount equal to the total of such cash proceeds multiplied by the Financial Interest of the Partner subsidiary of such Parent in the Partnership plus, in the case of Bethlehem and Inland, $727,350 and minus, in the case of PFM, $1,454,700, until all of such loan proceeds have been so applied and
          (b) PFM shall
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March 31, 1986



          retain the cash proceeds of the real estate mortgage portion Of the Permanent Financing (after payment of the existing mortgage).

               "From and after the Commissioning Date control of the Transfer Facility shall be transferred to the Partnership, and the Transfer Facility shall be operated for the benefit and at the risk of the Partnership in accordance with the Definitive Agreements. Prior to the Commissioning Date, the Transfer Facility shall continue to be under the control of, and to be operated for the benefit and at the risk of, PFM."

Construction Agreement:
----------------------

          1. Section 6(c) shall be amended to insert immediately preceding the last sentence thereof the following:

          "It is contemplated that the proceeds of the Parent Loans paid to PFM pursuant to Section 6.3 of the Partnership Agreement will be applied to the payment in full of the then aggregate outstanding principal amounts of such borrowings and to the repayment to General Contractor of amounts extended by General Contractor as described in subparagraph
          (iii) above, together with all interest paid or payable by General Contractor with respect to such borrowings, excluding in the case of PFM, the OKB Note."

          2. Section 15 is hereby amended to provide that the transfer of the Transfer Facility shall occur as of the Commissioning Date, rather than on the closing of the Permanent Financing, and that clause (i) of paragraph (a) thereof shall be amended to read as follows:

               "(i) The PFM Lease shall not be paid off by the Permanent Financing and as of the Commissioning Date the Partnership shall enter into a sublease agreement with PFM with respect thereto and a lease of the real estate included in the E.G. Addition relating in each case to the period between the Commissioning Date and the end of the initial term of the Partnership. The amount included in the Transfer Value for the assets originally subject to the PFM Lease shall reduce, dollar for dollar, PFM E.G.'s obligation to provide Permanent Financing pursuant to the Partnership Agreement (which reduction is reflected in the amounts set forth in Section 6.3 of the Partner-ship Agreement, as amended). Upon the closing of the Permanent Financing, the sublease and lease between PFM and the Partnership will be replaced by PFM conveying the real estate in the E.G. Addition to the Lessor of the PFM Lease, amending the PFM Lease in various ways and by subleasing the amended lease to the Partnership, all in such form as shall be satisfactory to all Partners and to the lenders of the Permanent Financing. One or more of such lenders will then become
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March 31, 1986



          the successor mortgagee under the PFM Lease as part of the Permanent Financing. The proceeds of the successor mortgage shall be used to retire the existing mortgage and to reimburse PFM for the amount included in the Transfer Value for the assets so included in the PFM Lease."

Clauses (iv) and (v) of paragraph (a) of Section 15 are hereby deleted as inapplicable. In lieu thereof, the following shall be added as a new clause
(iv) thereof:

               "(iv) Effective as of the Commissioning Date, the Partnership shall assume and agree to pay and otherwise perform all of PFM's obligations under the OKB Note, other than interest with respect to any period prior to such effective date of such transfer, and the Partnership shall indemnify and hold harmless PFM with respect thereto. The amount paid to PFM for the Transfer Value pursuant to
          Section 15 shall be reduced by the principal amount of the OKB Note outstanding on such effective date. Notwithstanding the foregoing, if PFM should borrow additional loan or loans under the Credit Facility Agreement, PFM shall promptly thereafter pay an amount equal to the proceeds of each such additional loan to the Partnership and upon each such payment, the Partnership shall be deemed to have assumed and agreed to pay all principal and interest under the particular additional loan without any further act of any party hereto. The Partnership shall promptly utilize such proceeds to proportionately prepay the Notes of the Partnership to PFM, Bethlehem Steel Corporation and Inland Steel Company dated April 1, 1986 in accordance with the financial interest of their respective partner subsidiaries in the Partnership as contemplated therein."

All action by PFM required to be taken pursuant to Paragraph (b) of Section 15 is hereby deemed to have been satisfactorily performed or waived by the Partnership.

          3. Exhibit I of the Construction Agreement is hereby amended to substitute the attached Schedule A-2 as the legal description of the "Fee Parcel".

Parent Agreement:
----------------

          1. Section 5.4(a) of the Parent Agreement is hereby amended by adding the following sentence:

          "PFM has all requisite right and authority to sublet the premises subject to the PFM Lease pursuant to the proposed Sublease and Lease dated as of March 31, 1986 between PFM and the Partnership."
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March 31, 1986


          2. Schedule 3 of the Parent Agreement is hereby amended to read as set forth in the attached Schedule A-2.

          3. Schedule 4 of the Parent Agreement is hereby amended to add the following at the end thereof:

          "17. Grant of easement to Consolidated Rail Corporation recorded in Volume 604, page 57, Deed Records, Wood County, Ohio."

          4. Schedule 5 of the Parent Agreement is hereby amended to add the following at the end of paragraph 3 thereof:

          "(i)* Two Printronic printers leased from Norwest Financial Leasing, Inc."

          "(j)* Additional computer equipment leased from Wang Laboratories, Inc."

Funding Agreement and Security Agreement:
----------------------------------------

          1. The Funding Agreement and the Security Agreement are hereby terminated in their entirety and each of Bethlehem and Inland shall promptly deliver to PFM appropriate termination statements under the Uniform Commercial Code to reflect such termination.

Appendix A:
----------

          1. Appendix A to the Definitive Agreements is hereby amended to add the following:

               "'Credit Facility Agreement' shall mean that certain Credit Facility Agreement dated as of January 11, 1985 between Creditanstalt and PFM."

               "'Parent Loans' shall mean the loans made to the Partnership by Bethlehem, Inland and PFM on or about the Commissioning Date.

               "'OKB Note' shall mean that certain note of PFM issued pursuant to the Credit Facility Agreement."

          2. The definition of the term "Commissioning Date" shall be amended to read as follows:

               "'Commissioning Date' shall mean April 1, 1986."
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March 31, 1986


          Anything in this letter agreement to the contrary notwithstanding, each party hereto (including PFM) shall have the right to review the records of PFM relating to the computations of the Transfer Value and the respective amounts of the Parent Loans and if and to the extent that any such review discloses that one or more errors in such computation exist, the parties agree to make an equitable adjustment or adjustments with respect thereto.

          In order to evidence such amendments, please sign a counterpart of this letter at the place indicated below, and return such counterpart to the undersigned.

                               Very truly yours,

                               WALBRIDGE COATINGS, AN ILLINOIS PARTNERSHIP

                               By:  PRE FINISH METALS (E.G.) INCORPORATED
                                    General Partner


                                    By:________________________________________


                               By:  EGL STEEL INC.
                                    General Partner


                                    By:________________________________________


                               By: INLAND STEEL ELECTROGALVANIZING CORPORATION General Partner


                                    By:_______________________________________
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Page 7
March 31, 1986


Agreed as of the 31st day of March, 1986

EGL STEEL INC.


By:_____________________________________


BETHLEHEM STEEL CORPORATION


By:_____________________________________


INLAND STEEL ELECTROGALVANIZING CORPORATION


By:_____________________________________


INLAND STEEL COMPANY


By:_____________________________________


PRE FINISH METALS (E.G.) INCORPORATED


By:_____________________________________


PRE FINISH METALS INCORPORATED


By:_____________________________________
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Page 8
March 31, 1986

MATERIAL SCIENCES CORPORATION


By:_____________________________________